Diligent
BOARD MEMBER SERVICES INC

ANNUAL REPORT 2010

Diligent Boardbooks®

THE GLOBAL LEADER IN BOARD PORTALS

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2010

FORWARD LOOKING STATEMENTS

Except for statements of historical fact, certain information described in this document contains "forward-looking statements" that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," "would" or similar words. The statements that contain these or similar words should be read carefully because these statements discuss our future expectations, contain projections of our future results of operations or of our financial position, or state other "forward-looking" information. Diligent Board Member Services, Inc. believes that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able accurately to predict or control. Further, we urge you to be cautious of the forward-looking statements which are contained in this Annual Report because they involve risks, uncertainties and other factors affecting our operations, market growth, service, products and licenses. Events in the future may cause our actual results and achievements, whether expressed or implied, to differ materially from the expectations we describe in our forward-looking statements. The occurrence of future events could have a material adverse effect on our business, results of operations and financial position.

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DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2010

CONTENTS:

Chairman’s & CEO’s Report	1

Diligent Overview	3

Director Profiles	8

Financial Statements
• Consolidated Balance Sheets	10
• Consolidated Statements of Operations	11
• Consolidated Statements of Changes
in Stockholders’ Equity (Deficiency)
and Comprehensive Loss	12
• Consolidated Statements of Cash Flows	13
• Notes to the Consolidated Financial Statements	14
• Report of Independent Registered Public
Accounting Firm	29

Corporate Governance	30

Statutory Information	33

Shareholder Information	37

Directory	39

Please Note: The Financial Statements presented in this annual report are prepared in accordance with United States Generally Accepted Accounting Principles (“GAAP”).  All amounts in this annual report are in US$ unless otherwise stated.

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DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2010

CHAIRMAN’S AND CEO’S REPORT

Diligent Board Member Services Inc. (“Diligent”) is pleased to announce its full year results for the 12 months ended 31 December 2010. These results are presented in accordance with United States Generally Accepted Accounting Principles (“GAAP”) and all figures are in US$ unless otherwise indicated.

On a macroeconomic level, the 2010 financial year was characterized by extraordinarily expansive monetary and fiscal policies undertaken by central banks and governments throughout the world.  And while economic activity expanded in China and the Asian region economies throughout the year, in North America and Europe unemployment remained high and corporate capital expenditures remained decidedly subdued.   Against this somewhat uneven global economic backdrop, Diligent produced record breaking results across a wide number of key financial performance metrics.

2010 PERFORMANCE HIGHLIGHTS

•	New Annualised License Fees (“ALF”) in 2010 of $US3.7 million ($NZ4.9 million) – 55% higher than 2009

•	Total Annualised License Fee income in 2010 of $US10.0 million ($NZ13.3 million) – 59% higher than 2009

•	Sales Revenue in 2010 of $US8.3 million ($NZ11.1 million) – 66% higher than 2009

•	Net Upgrades from existing customers of $US654,000 in 2010 – 85% higher than 2009

•	Net Additional License Agreements of 172 in 2010 – 56% higher than 2009; and Cumulative License Agreements of 456 for 2010 – 61% higher than 2009

•	Achieved Positive Operating Cash Flow for the 2010 financial year

OPERATING PERFORMANCE

The 2010 financial year was record breaking in many respects for Diligent.   As noted above, the company achieved extraordinary growth in Annual Sales Revenues, Annual License Fees, License Sales and Net Upgrades.   Most importantly, Diligent increased gross margins in every quarter of 2010 as we began to achieve scale and realize the leverage inherent in our subscription based Software-as-a-Service (SaaS) business.

 The drivers behind Diligent’s significant sales growth include:

•	Growing brand recognition of the Diligent Boardbooks® ¹ product as the leading provider of “best in class” web-based board reporting software.

•	High customer confidence and satisfaction with the product, as demonstrated by the record Net Upgrades in service.

•	The introduction of an Apple iPad compatible version of Diligent Boardbooks in September, 2010 and the acceptance of Boardbooks for iPad 1.0 into the Apple App Store in early January, 2011.

•	Highly skilled and focused sales force – the ratio of sales revenue sold per sales person for 2010 is among the highest in the Software-as-a-Service industry worldwide.

Diligent recorded net positive Cash Flow from operations for the 2010 financial year of $US17,843 versus net negative cash flow from operations of $US2.5 million in 2009.   The company’s cash position also improved substantially with cash at year end totaling $US3.2 million.

Diligent generates its income from subscription-based revenue that recurs each year and increases with each new license agreement or upgrade. As mentioned, Diligent posted record sales for the year – surpassing $US1 million in quarterly sales in new Annualised License Fee (ALF) income for the first time with $US1.56 million ($NZ2.1 million) of sales reported in the fourth quarter of last year, surpassing the previous best by more than 80%. Importantly, the momentum that drove the increase in sales is continuing in the current financial year.

1 Diligent Boardbooks is a registered trademark of Diligent Board Member Services, Inc.

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2010

On a year on year basis new ALF income was up 55% at $US3.7 million ($NZ4.9 million).  This strong sales performance saw total Annualised License Fees exceed $US10 million ($NZ13.3 million) in 2010 – up from $US6.32 million a year earlier. Actual sales revenue for the financial year under review was $US8.3 million ($NZ11.1 million), up 66% on the corresponding period.

During 2010 Diligent added 172 new licenses bringing the total of worldwide clients that have signed a contract with the company to 456. Diligent now serves over 800 individual boards and has over 12,000 users worldwide.

New sales growth over the 2010 financial year was strong across all industry sectors as well as all geographic regions. Whilst confidentiality arrangements limit Diligent from disclosing its client base, among those recent new clients who have permitted disclosure are AOL, Exxon Mobil and the BBC.  The addition of such key corporate clients such as these demonstrates the value that Diligent brings to the market place.

A key selling feature, especially among the large multinational clients, is that Diligent owns and manages its own infrastructure and its systems are secured through some of the strongest security technology available. This means Diligent’s clients can be confident that their most intimate corporate information is protected against infrastructure failure and that their critical data is secure and always available.

Customer satisfaction is such that Diligent’s retention rate remains very high – in fact not only are customers demonstrably satisfied with the Boardbook product and services, upgrades from existing customers continue to provide a significant boost to sales. In 2010 ALF added through net upgrades totaled a record for the company of $US654,000.

Without doubt, Diligent’s success continues to be based on an easy-to-use system that allows executives to efficiently manage communications with boards and to provide them with real-time access to their vital board materials. Diligent Boardbooks – which has a growing reputation for offering the highest quality product, service and support – is an environmentally friendly solution for organisations to manage their boards and meeting groups.

The 2010 financial year also saw Diligent report a profit of $US2.1 million, representing a $US6.0 million turnaround on the previous year, which included a $US4.3 million noncash revaluation of a note relating to a loan to its affiliate, SSH. The carrying value of the loan had previously been reduced to reflect the estimated fair value of the company’s shares which are owned by SSH and held as collateral for the loan. The total shares held as security for the loan is 4,930,597. The loan is fully repayable in October 2012.

Gross profit was $US5.5 million in 2010 - almost double what it was a year earlier and over 5 times higher when compared to 2008.  Gross margins increased to 66.6% in 2010 compared to 56.3% in 2009, a significant improvement that demonstrates the positive effects of greater scale and the inherent leverage in our Software-as-a-Service business model.

The improved sales revenues and operating performance was achieved while controlling the overhead cost base, with total operating expenses of $US7.9 million, up just 5.5% on the previous year. It should be noted that the business model has been refined with profit growth being driven off a cost base that is over 60% lower than what it was in 2008 ($US12.9 million).

Outlook

       Diligent’s management demonstrated its ability to drive substantial growth with increased efficiency in 2010 as the company achieved positive operating Cash Flow for the first time in its history.  Looking forward to 2011, we expect to build on the positive trends and record breaking performance delivered in the 2010 financial year.

       The increasing demand for Boardbooks has resulted in an extraordinarily full sales pipeline and as a result we have expanded our sales force and support staff both in NZ and the US.  With cash on its balance sheet of $US3.2million, Diligent is well placed to fund any growth opportunities that fit its model, such as the recent expansion into Asia through the opening of a subsidiary in Singapore to service what is expected to be a burgeoning market.

       In conclusion, Diligent is positioned to execute on its promise to deliver “best in class” board portal software and support to its customers and to deliver value to its shareholders.  We look forward to an exciting year ahead.

David Liptak	Alessandro Sodi
Chairman	Chief Executive Officer
Diligent Board Member Services, Inc.	Diligent Board Member Services, Inc.

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2010

DILIGENT OVERVIEW

History

We are a U.S. Delaware corporation that was incorporated on September 27, 2007.  On October 1, 2007, our accounting predecessor entity and sole stockholder at that time, Services Share Holding, LLC, (previously known as Diligent Board Member Services, LLC and referred to in this document as “SSH LLC”), contributed substantially all of its assets and its Diligent Boardbooks business to Diligent Board Member Services, Inc.  SSH LLC was founded in 1994 and developed complex database-driven software for large and small companies until 2003, when it shifted its focus to corporate governance service delivery software.

Company Overview

We develop and sell an online software application called Diligent Boardbooks, which is a web-based portal that directors and administrative staff use to compile, update and examine board materials before, during and after board meetings.  Each of our clients enters into a service agreement whereby we agree to provide and support the Diligent Boardbooks service.  Diligent provides clients with subscription-based access to its software and also provides associated services including securely hosting the clients’ data and customer service and support for the application.

The Boardbooks product features an on-screen interface that resembles a book and displays documents in single web-viewable pages, from a secure central database.  The software is accessed via the internet and is a “point and click” system that gives directors the ability to navigate throughout the entire virtual book.

Diligent uses the Software-as-a-Service (“SaaS”) model to distribute its Diligent Boardbooks application to the market and maintain the security and integrity of its clients’ data. Under this model, Diligent offers annual renewable subscriptions for customer access to its Boardbook product which is hosted on Diligent’s secure servers, and offers a complete suite of related services including training, support, data migration and data security/backup.

The SaaS model allows Diligent to differentiate itself through technological innovation and customer service while the subscription billing approach results in a predictable and recurring revenue stream. This SaaS model also allows companies to retain control over access to the application while outsourcing to Diligent the support activities, such as managing the IT infrastructure and maintaining the software.

The first phase of our business focus was developing and testing the Boardbooks system, building a loyal core of blue chip customers to become champions of the product, and promoting product awareness through exposure in print media.  During this phase we did not focus on revenue growth or profitability, and sales and marketing had been conducted by two to three staff members, who fit this role alongside their other responsibilities.  By 2007 we had a commercially viable product and shifted our focus to commit substantial resources to the sales and marketing of our Boardbooks product.  We are now in the customer acquisition phase of our business and currently provide the Boardbooks service to over 450 companies and 12,000 users.

Market Opportunity

The online board portal industry remains in its early stages with market penetration still relatively low. Our client base was previously comprised of blue chip companies predominantly in the financial services sector.  These entities had previously been prime targets because their board materials are crucial to effectively managing the corporate governance process. Public recognition by prominent publications has helped us become a leader in the provision of online board portal software in this sector, and a vast opportunity for us remains in the global financial services sector.

In addition to the financial services sector, Diligent has successfully expanded into numerous other sectors as well, including energy, oil and gas, health care and universities. In spite of the financial stress in the key US market, an impressive list of new clients has been added, including several international brand names. Further inroads have also been made into Canada with major energy companies and one of Canada’s largest pension funds selecting the Boardbooks board portal to provide them with real time access to their vital board materials.

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2010

Results of Operations

Comparisons of the Years Ended December 31, 2010 and 2009

The data presented below is derived from the audited consolidated financial statements of the Company which are included elsewhere in this Annual Report.

Revenues

	Year ended December 31,
	2010	2009	Increase/(Decrease)
Revenues	$8,300,958	$5,000,639	$3,300,319

The growth in revenues of 66% in the year ended December 31, 2010 when compared with 2009 is a result of the cumulative addition of license agreements each quarter.  The Company has continued to add license agreements each quarter since inception.  At December 31, 2010, the cumulative license agreements were 456, compared with 284 at December 31, 2009, a 61% increase.  The fourth quarter of 2010 saw an increase of 59 license agreements and marked an all-time high quarterly increase.  The introduction of an Apple iPad compatible version of Diligent Boardbooks in September 2010 contributed to the increased demand for our product and we expect this trend to continue.

All of the deferred revenue of $2.8 million recorded on the balance sheet at December 31, 2010 will be recognized as revenue in the next twelve months.

Cost of Revenues and Operating Expenses

Cost of Revenues

	Year ended December 31,
	2010	2009	Increase/(Decrease)
Cost of Revenues	$2,774,217	$2,186,850	$587,367

Cost of revenues is comprised of account management, customer support and IT services.  For the year ended December 31, 2010, employee costs included in cost of revenues increased by approximately $445 thousand as compared to the year ended December 31, 2009, primarily as a result of a realignment of certain management responsibilities from research and development to account management, and an increase in head count to support our larger client base. The remainder of the increase in cost of revenues is primarily attributable to an increase in hosting costs of approximately $61 thousand, which increased primarily due to hosting facilities the Company has expanded as a result of the growth in the number of users.  Additional cost increases attributable to our larger client base include travel costs of $34 thousand, equipment maintenance of $31 thousand, and phone support of $9 thousand.

Cost of revenues as a percentage of revenues decreased to 33.4% in 2010, compared with 43.7% for 2009, as a result of the greater economies of scale that we have achieved as our client base increased.

Selling and Marketing Expenses

	Year ended December 31,
	2010	2009	Increase/(Decrease)
Selling and Marketing Expenses	$2,658,301	$2,436,912	$221,389

Selling and marketing expenses increased in 2010 as compared to 2009 as a result of an increase in labor costs of $108 thousand, comprised of a decrease in salary expense for sales people, which was more than offset by an increase in commissions earned.  Labor costs for marketing activities were level, as we decreased our in-house marketing staff, while increasing the use of outside consultants.  Marketing costs overall increased by approximately $47 thousand primarily due to an increase in trade shows and printing costs, offset by a reduction in advertising and mailings.  Foreign selling expenses increased by approximately $83 thousand, primarily in the UK.

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2010

General and Administrative Expenses

	Year ended December 31,
	2010	2009	Increase/(Decrease)
General & Administrative Expenses	$3,847,156	$3,944,363	$(97,207)

           The decrease in general and administrative expenses is comprised of increases in share-based compensation expense relating to stock options ($398 thousand) and employee compensation ($71 thousand), offset by decreases in professional fees ($435 thousand), state and city capital taxes ($64 thousand), UK general and administrative costs ($43 thousand) and director-related costs ($15 thousand).  The decrease in professional fees is attributable to the inclusion in 2009 of incremental professional fees associated with the requirements of becoming a public company in the U.S.   The overall reduction in general and administrative expenses is a result of our focus on cost control in order to direct our resources towards business growth.

Research and Development Expenses

	Year ended December 31,
	2010	2009	Increase/(Decrease)
Research and Development Expenses	$963,916	$730,201	$233,715

Research and development expenses increased 32% in 2010, as compared to 2009.  Our research and development is performed primarily by our New Zealand subsidiary, whose expenses in NZD increased by 13%, due to increased staffing for new product development, including development of Diligent Boardbooks for Apple iPad.   In US dollars, the New Zealand costs increased by 30%, as a result of an increase in the average NZD/US$ exchange rate to 0.72 in 2010 from 0.63 in 2009.  Additionally, we increased R&D staff in our New York office in 2010.

Depreciation and Amortization

	Year ended December 31,
	2010	2009	Increase/(Decrease)
Depreciation and Amortization	$472,593	$418,644	$53,949

The increase in depreciation and amortization is attributable to the net increase in property and equipment, consisting principally of computer equipment and computer software.

Impairment recovery on note receivable from affiliate

	Year ended December 31,
	2010	2009	Increase/(Decrease)
Impairment recovery on note receivable from affiliate	$4,300,000	$300,000	$4,000,000

The carrying value of the Note had previously been reduced by a valuation allowance to reflect the estimated fair value of the Company’s common stock which is held as collateral for the Note, as the Note is deemed to be collateral dependent.  At March 31, 2010, the Company re-measured a significant input used to value the underlying collateral and recorded a recovery of $3.2 million.  An additional recovery of $1.1 million was recorded at September 30, 2010, based on recent events which indicated that the revised measurement was the best representation of fair value of the underlying collateral for the Note.

Interest Income, net

	Year ended December 31,
	2010	2009	Increase/(Decrease)
Interest Income, net	$233,388	$358,446	$(125,058)

Interest income, net, includes interest income on the Note Receivable from our affiliate, as well as interest on the Company’s cash and cash equivalents and term deposits which are interest-bearing.  The decrease in interest income is attributable to the prepayment and amendment of the Note in June 2010.  Although the interest rate increased from 5.0% to 6.5%, the principal balance decreased by approximately $4.1 million, resulting in less interest income overall.

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2010

Foreign Exchange Transaction Gain/(Loss)

	Year ended December 31,
	2010	2009	Increase/(Decrease)
Foreign Exchange Transaction Gain/(Loss)	$(13,000)	$60,893	$(73,893)

The Company’s US and UK operations have transactions with customers and suppliers denominated in currencies other than their functional currencies, primarily the Canadian Dollar and the Euro.  Additionally, the US parent Company maintains a portion of its cash and receivable balances in foreign currencies, primarily the NZD and GBP.  Foreign exchange transaction gains and losses arise on the settlement of foreign currency transactions at amounts different from the recorded amounts, and the measurement of the unrealized foreign currency gains and losses in the related assets and liabilities at the end of the period.   In 2009, the US dollar weakened significantly against both the NZD and GBP, while in 2010 the US dollar recovered against the GBP and experienced just a slight weakening against the NZD.

Other Income

	Year ended December 31,
	2010	2009	Increase/(Decrease)
Other Income	$-	$171,339	$(171,339)

Other income in 2009 consists of a recovery of UK Value Added Tax (VAT) on prior year expenses.

Liquidity and Capital Resources

Historically, as the Company grew its business and sustained negative cash flow, its primary source of liquidity had been the cash received from stock issuances, including $16.4 million obtained in December 2007 from the Company’s initial public offering and $2.9 million obtained from the issuance of Series A preferred stock issued in March 2009.  Additionally, in June 2010, the Company received a $1.0 million principal prepayment on the Note receivable from affiliate, and on October 20, 2010, the Company received $1.4 million in an offshore private placement of 3 million shares of newly issued common stock by First NZ Capital Securities Limited.

In the third and fourth quarters of 2010, the Company generated positive cash flows from operations of $0.2 million and $0.7 million, respectively, resulting in approximately $18 thousand net cash generated from operations for the full year.   This marks the first year since inception of the Company that Diligent achieved positive cash flow from operations.

At December 31, 2010, the Company’s sources of liquidity consist of cash and term deposits of approximately $3.3 million.  The Company also has a $1.0 million revolving line of credit facility with Spring Street Partners, L.P.  This line of credit offers the Company additional cash flow support, if needed.  As of December 31, 2010, the Company has had no borrowings under this credit facility.

  The Company’s current operating expenses and expected capital expenditures are predictable and adequate to support our budgeted growth.  However, with the recent acquisition of additional capital, the Company is evaluating strategic growth opportunities that could change our current expense and capital forecasts, particularly in the Asia-Pacific region.  The Company’s expected cash receipts from operations are adequate to support budgeted expenses for 2011.  The primary uncertainty concerning the Company’s capital needs pertains to its ability to continue to achieve the expected sales growth in a timely manner.

Cash flows

	Year ended December 31,
	2010	2009
Cash provided by (used in):
Operating activities	$17,843	$(2,473,837)
Investing activities	$(257,339)	$(377,858)
Financing activities	$2,324,749	$2,720,789

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2010

Net Cash Flows from Operating Activities

Cash provided by operating activities was $17,843 for the year ended December 31, 2010, compared with $2,473,837 cash used in operating activities for 2009.  This marks the first year since inception that the Company has generated positive cash flow from operations.  This was achieved through increased revenues coupled with a leveling off of cash-based operating expenses (operating expenses less depreciation and share-based compensation).

Net Cash Flows from Investing Activities

Cash used in investing activities is comprised primarily of purchases of property and equipment, which decreased to $257,339 in 2010 from $377,858 in 2009.  Following Diligent’s IPO at the end of 2007, the Company made significant investments in property and equipment.  Additions each year result from necessary expansion to accommodate our growing customer base.

In 2010, the Company invested an additional $25,000 in a New Zealand term deposit.

Net Cash Flows from Financing Activities

For the year ended December 31, 2010, cash provided by financing activities was $2,324,749, consisting principally of approximately $1.0 million received from a prepayment of the Note receivable from affiliate and $1.4 million received from the issuance of common stock in a private placement in the fourth quarter of 2010.  In 2009, cash provided by financing activities of $2,720,789 consists principally of the proceeds of the issuance of Series A preferred stock.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2010

Director Profiles

Alessandro Sodi
Executive Director, Chief Executive Officer and President, USA

     Alex Sodi is President and CEO of Diligent Board Member Services, Inc.  Alex assumed the role of CEO in December 2007 and is responsible for ensuring that the future expansion of the company is consistent with Diligent’s growth strategy, as well as with the needs of its global client base.
     Alex is one of the founders of the Company and served as Executive Vice President of Manhattan Creative Partners, LLC (MCP) from 1998 until 2003.
     From 2001 to 2003 he led the development of Diligent Boardbooks and was responsible for building and maintaining the pivotal relationship with the board of directors of SunAmerica Funds – Diligent’s foundation client.
     In 2003, MCP was renamed Diligent Board Member Services, LLC at which time he was appointed President.  This enabled Alex to focus entirely on developing and marketing the Diligent Boardbooks product.

Rick Bettle
Independent Director, New Zealand

     Rick Bettle is a professional director and an Accredited Fellow and a past President of the New Zealand Institute of Directors. He is also a Graduate Fellow of the Australian Institute of Company Directors.
     Rick was Managing Director of Wrightson from 1987 to 1991 and CEO of Alliance Group from 1991 to 1995.  From 1995 to 1998 he was head of the law firm Kensington Swan.
    Rick is currently Chairman of the Civil Aviation Authority of New Zealand, Powerco, Rissington Breedlines and ATTTO Ltd, and a Director of Revera Ltd and RVGNZ Ltd.

Peter Huljich
Independent Director, New Zealand

     Peter Huljich has over ten years of investment experience since joining the privately held Huljich Group which was created from the sale of Best Corporation to Danone Group in 1995.
     He also has an extensive background in the securities industry, predominantly focused on the procurement of investments within Australia, Europe and the Americas.
     His full understanding of financial markets provides a valuable contribution to the Diligent Board.  He is currently a director of NZF Group and has previously been a director of Mike Pero, Huljich Wealth Management and Sugar International.

Mark Russell
Independent Director, New Zealand

     Mark Russell is a senior commercial partner of the New Zealand law firm Buddle Findlay, acting for a wide range of public and private companies and has extensive experience in corporate finance and structuring, and banking and insolvency.
     He acts for a number of companies listed on NZX and NZAX, with particular emphasis on Listing Rules, compliance advice, initial listing and IPOs.
     He gives banking and securities advice to New Zealand and overseas banks and overseas law firms, and he also provides advice to trustee companies and issuers on public securities issues and managed funds.
     Mark Russell is ranked as a leading individual in banking and finance in Asia Pacific Legal 500 2006/2007.

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2010

David Liptak
Non-Executive Director and Chairman, USA

David Liptak is the founder of Spring Street Partners, L.P.  After receiving his B.A. degree in Economics from Harvard College in 1981, Mr. Liptak began his career as an analyst and trader at Bear, Stearns & Company in their Arbitrage Department in August 1982.  In 1984, Mr. Liptak joined Oppenheimer & Co. as a Senior Vice President in charge of the firm’s proprietary Arbitrage Department.
     In 1992, Mr. Liptak formed West Broadway Partners, Inc., a hedge fund that ultimately managed more than $700 million in investor capital in the West Broadway Partners group of funds. In 1995, Mr. Liptak formed Spring Street Partners, L.P. and commenced the investment activities that led to the establishment of the firm as a SEC registered broker/dealer and member of FINRA.  In March 2005, Mr. Liptak began managing Spring Street Partners on a full time basis.
     Over his career, Mr. Liptak has served on a number of corporate and philanthropic boards.  Mr. Liptak also actively supports children’s educational programs, particularly in underserved areas and has established a number of scholarship programs for disadvantaged youths with educational organizations and schools.

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2010

FINANCIAL STATEMENTS (audited)
These financial statements are prepared in accordance with US GAAP.
All amounts in US$ unless otherwise noted.

CONSOLIDATED BALANCE SHEETS

	December 31, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$3,212,449	$1,129,591
Term deposit	97,300	72,530
Accounts receivable	494,048	303,331
Prepaid expenses and other current assets	323,911	183,368
Total current assets	4,127,708	1,688,820

Property and equipment, net	1,082,104	1,312,959
Note receivable from affiliate, net of valuation allowance	1,875,685	1,661,791
Restricted cash - security deposits	226,617	221,886

Total assets	$7,312,114	$4,885,456

LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIENCY)
Current liabilities:
Accounts payable	$84,388	$144,751
Accrued expenses and other liabilities	915,431	253,089
Deferred revenue	2,849,225	1,593,351
Current portion of obligations under capital leases	86,230	113,418
Payables to affiliates	-	5,762
Total current liabilities	3,935,274	2,110,371

Non-current liabilities:
Obligations under capital leases, less current portion	60,861	147,091
Other noncurrent liabilities	50,255	44,252
Total non-current liabilities	111,116	191,343

Total liabilities	4,046,390	2,301,714

Commitments and contingencies

Redeemable preferred stock:
Series A convertible redeemable preferred stock, $.001 par value, 50,000,000 shares authorized, 32,667,123 and 30,000,000 shares issued and outstanding (liquidation value $5,259,406 and $4,766,712)	3,177,291	3,149,851

Stockholders' equity:
Common Stock, $.001 par value, 250,000,000 shares authorized, 81,968,001 and 90,440,000 shares issued and outstanding	81,968	90,440
Additional paid-in capital	23,107,919	24,532,622
Accumulated deficit	(23,099,704)	(25,180,648)
Accumulated other comprehensive loss	(1,750)	(8,523)
Total stockholders' equity (deficiency)	88,433	(566,109)
Total liabilities, redeemable preferred stock and stockholders' equity (deficiency)	$7,312,114	$4,885,456

See accompanying notes to consolidated financial statements

Signed for and on behalf of the Board as at 22 March 2011.

Rick Bettle, Director	Mark Russell, Director

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2010

FINANCIAL STATEMENTS (audited)
These financial statements are prepared in accordance with US GAAP.
All amounts in US$ unless otherwise noted.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended	Year ended
	December 31,	December 31,
	2010	2009
Revenues	$8,300,958	$5,000,639
Cost of revenues	2,774,217	2,186,850
Gross profit	5,526,741	2,813,789

Operating expenses:
Selling and marketing expenses	2,658,301	2,436,912
General and administrative expenses	3,847,156	3,944,363
Research and development expenses	963,916	730,201
Depreciation and amortization	472,593	418,644
Total operating expenses	7,941,966	7,530,120

Operating loss	(2,415,225)	(4,716,331)

Other income (expenses):
Impairment recovery on note receivable from affiliate	4,300,000	300,000
Interest income, net	233,388	358,446
Foreign exchange transaction gain (loss)	(13,000)	60,893
Other	-	171,339
Total other income, net	4,520,388	890,678

Income (loss) before provision for income taxes	2,105,163	(3,825,653)

Provision for income taxes	24,219	36,337

Net income (loss)	$2,080,944	$(3,861,990)

Net income (loss) per share:
Basic	$0.02	$(0.04)
Diluted	$0.02	$(0.04)
Weighted average shares outstanding:
Basic	84,487,207	90,371,507
Diluted	119,388,351	90,371,507

See accompanying notes to consolidated financial statements

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2010

FINANCIAL STATEMENTS (audited)
These financial statements are prepared in accordance with US GAAP.
All amounts in US$ unless otherwise noted.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIENCY)
AND COMPREHENSIVE LOSS

					Accumulated
		Common	Additional		Other	Total
	Common	Stock	Paid-in-	Accumulated	Comprehensive	Stockholders'
	Shares	$.001 Par Value	Capital	Deficit	Income (Loss)	Equity(Deficiency)

Balance at January 1, 2009	90,440,000	$90,440	$24,618,070	$(21,318,658)	$(20,045)	$3,369,807
Net loss	-	-	-	(3,861,990)	-	(3,861,990)
Foreign exchange translation adjustment	-	-	-	-	11,522	11,522
Total comprehensive loss	-	-	-	-	-	(3,850,468)
Share-based compensation, net of forfeitures	-	-	203,253	-	-	203,253
Amortization of preferred stock offering costs	-	-	(21,989)	-	-	(21,989)
Accrual of preferred stock dividend	-	-	(266,712)	-	-	(266,712)

Balance at December 31, 2009	90,440,000	$90,440	$24,532,622	$(25,180,648)	$(8,523)	$(566,109)
Net income	-	-	-	2,080,944	-	2,080,944
Foreign exchange translation adjustment	-	-	-	-	6,773	6,773
Total comprehensive income	-	-	-	-	-	2,087,717
Share-based compensation, net of forfeitures	-	-	601,541	-	-	601,541
Cancellation of common stock	(11,650,000)	(11,650)	(3,064,026)	-	-	(3,075,676)
Issuance of shares in private placement	3,000,000	3,000	1,395,096	-	-	1,398,096
Exercise of stock options	178,001	178	29,464	-	-	29,642
Amortization of preferred stock offering costs	-	-	(27,440)	-	-	(27,440)
Accrual of preferred stock dividend	-	-	(359,338)	-	-	(359,338)
Balance at December 31, 2010	81,968,001	$81,968	$23,107,919	$(23,099,704)	$(1,750)	$88,433

See accompanying notes to consolidated financial statements

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2010

FINANCIAL STATEMENTS (audited)
These financial statements are prepared in accordance with US GAAP.
All amounts in US$ unless otherwise noted.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended	Year ended
	December 31,	December 31,
	2010	2009
Cash flows from operating activities:
Net income (loss)	$2,080,944	$(3,861,990)
Adjustments to reconcile net income (loss) to net cash
provided by (used in) operating activities:
Impairment recovery on note receivable from affiliate	(4,300,000)	(300,000)
Depreciation and amortization	472,593	418,644
Share-based compensation	601,541	203,253
Allowance for doubtful accounts	-	(7,125)
Straight-line rent adjustment	6,003	44,252
Changes in operating assets and liabilities:
Accounts receivable	(190,717)	93,974
Prepaid expenses and other current assets	(140,543)	39,249
Restricted cash - security deposits	(4,731)	24,799
Accounts payable and accrued expenses	242,641	(77,020)
Deferred revenue	1,255,874	991,943
Payables to affiliates	(5,762)	(43,816)
Net cash provided by (used in) operating activities	17,843	(2,473,837)
Cash flows from investing activities:
Additional investment in term deposit	(25,000)	-
Purchase of property and equipment	(232,339)	(377,858)
Net cash used in investing activities	(257,339)	(377,858)
Cash flows from financing activities:
Net proceeds from preferred stock issuance	-	2,861,150
Cash received from partial prepayment of note receivable from affiliate	1,010,430	-
Proceeds from issuance of common stock through private placement	1,398,096	-
Proceeds from exercise of stock options	29,642	-
Repayments of obligations under capital leases	(113,419)	(140,361)
Net cash provided by financing activities	2,324,749	2,720,789
Effect of exchange rates on cash and cash equivalents	(2,395)	(4,850)
Net increase (decrease) in cash and cash equivalents	2,082,858	(135,756)
Cash and cash equivalents at beginning of year	1,129,591	1,265,347
Cash and cash equivalents at end of year	$3,212,449	$1,129,591

Supplemental disclosure of cash flow information:
Cash paid during the year for :
Interest	$47,155	$32,256
Income taxes	$17,222	$20,457
Supplemental disclosure of noncash investing and financing activities:
Property and equipment acquired under capital leases	$-	$235,747
Prepayment of principal on note receivable from affiliate in exchange for 11,650,000 shares	$3,075,676	$-
Accrual of preferred stock dividend	$359,338	$-

See accompanying notes to consolidated financial statements

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2010

FINANCIAL STATEMENTS (audited)
These financial statements are prepared in accordance with US GAAP.
All amounts in US$ unless otherwise noted.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS: YEARS ENDED DECEMBER 31, 2010 & 2009

1)	Organization and nature of the business

Diligent Board Member Services, Inc. (“Diligent” or the “Company”) is a global leader in web-based portals for Boards of Directors.  The Company develops and sells an online software application called Diligent Boardbooks, a web based portal that board members, management and administrative staff use to compile, update, review and archive board materials during and after board meetings.  Diligent provides clients with subscription-based access to the software and also provides associated services including securely hosting the clients’ data and customer service and support for the application.

The Company was incorporated in the State of Delaware on September 27, 2007 and is listed on the New Zealand Stock Exchange (“NZSX”).  On December 12, 2007, the Company completed its initial public offering on the NZSX.  In April 2008, the Company filed a registration statement with the United States Securities and Exchange Commission (“SEC”), which became effective on June 30, 2008.  The Company’s corporate headquarters are located in New York and Christchurch, New Zealand.

The Company has a wholly-owned subsidiary located in New Zealand, Diligent Board Member Services NZ Limited (“DBMS NZ”), which was acquired on January 1, 2008.  DBMS NZ provides research and development services for the Company.  The Company has a wholly-owned subsidiary, Diligent Boardbooks Limited (“DBL”), an England and Wales limited liability company which was formed on December 14, 2006, to provide European sales and marketing services.  DBL was inactive until April 2008.  The Company also has a Singapore-based wholly-owned subsidiary, APAC Board Services PTE. Ltd., which was formed on December 23, 2010 and had no operations in 2010.  Diligent, together with its subsidiaries, are hereinafter referred to as “the Company”.

The Company’s consolidated financial statements are presented in US dollars, rounded to the nearest dollar, which is the Company’s functional and presentational currency.

The Company has evaluated all subsequent events through the filing date of this annual report, to ensure that this annual report includes subsequent events that should be recognized in the financial statements as of December 31, 2010, and appropriate disclosure of subsequent events which were not recognized in the financial statements.

2)	Liquidity

Historically, as the Company grew its business and sustained negative cash flow, its primary source of liquidity had been the cash received from stock issuances, including $16.4 million obtained in December 2007 from the Company’s initial public offering and $2.9 million obtained from the issuance of Series A preferred stock issued in March 2009.  Additionally, in June 2010, the Company received a $1.0 million principal prepayment on the Note receivable from affiliate, and on October 20, 2010, the Company received $1.4 million in an offshore private placement of 3 million shares of newly issued common stock by First NZ Capital Securities Limited.

In the third and fourth quarters of 2010, the Company generated positive cash flows from operations of $0.2 million and $0.7 million, respectively, resulting in approximately $18 thousand net cash generated from operations for the full year.   This marks the first year since inception of the Company that Diligent achieved positive cash flow from operations.

At December 31, 2010, the Company’s sources of liquidity consist of cash and term deposits of approximately $3.3 million.  The Company also has a $1.0 million revolving line of credit facility with Spring Street Partners, L.P.  This line of credit offers the Company additional cash flow support if needed.  As of December 31, 2010, the Company has had no borrowings under this credit facility.

The Company’s current operating expenses and expected capital expenditures are predictable and adequate to support our budgeted growth.  However, with the recent acquisition of additional capital, the Company is evaluating strategic growth opportunities that could change our current expense and capital forecasts, particularly in the Asia-Pacific region.  The Company’s expected cash receipts from operations are adequate to support budgeted expenses for 2011.  The primary uncertainty concerning the Company’s capital needs pertains to its ability to continue to achieve the expected sales growth in a timely manner.

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2010

3)	Significant accounting policies

Basis of presentation – The Company's consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America.

Principles of consolidation – The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries.  All material intercompany balances and transactions have been eliminated in consolidation.

Use of estimates – The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents – The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.  The Company invests its excess cash primarily in bank and money market funds of major financial institutions.  Accordingly, its cash equivalents are subject to minimal credit and market risk.  At December 31, 2010 and 2009, cash equivalents include investments in money market funds of $2,277 and $102,409, respectively, which are carried at cost which approximates fair value.

Term deposits – Term deposits are short-term investments with banks, with maturities greater than three months at inception.

Accounts receivable – Accounts receivable are recorded at estimated net realizable value.  A provision for doubtful accounts is recorded based on management’s assessment of amounts considered uncollectable for specific customers based on age of the receivable, history of payments and other relevant information.  An allowance for doubtful accounts is provided for accounts receivable which management determines will not be collectable in full.

Property and equipment – Property and equipment consists of computer and office equipment, leasehold improvements and internal-use computer software.  Property and equipment are carried at cost, less accumulated depreciation and amortization and any impairment losses.

Internal-use software – The Company capitalizes certain costs incurred after the preliminary project stage in connection with developing or obtaining software for internal use.  Internal use software is included in property and equipment.

Depreciation and amortization – Depreciation on property and equipment is computed on a straight line basis at rates adequate to recover the cost of the assets over their estimated useful lives, which range from three to five years.  Leasehold improvements are depreciated over estimated useful lives of the assets or the term of the underlying lease, whichever is shorter.  Amortization of computer software is computed on the straight-line method over its estimated useful life, which is three years.  Expenditures for repair and maintenance costs are expensed as incurred.

Impairment of long-lived assets –The Company periodically reviews the carrying amounts of its tangible and intangible assets to determine whether events or changes in circumstances indicate the carrying amount of an asset may not be fully recoverable.  The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset.  Measurement of an impairment loss for long-lived assets and certain identifiable intangible assets that management expects to hold and use is based on the fair value of the asset.  An impairment loss is measured as the amount by which the carrying amount of the long-lived asset exceeds its fair value.

Revenue recognition – The Company recognizes revenue when all of the following criteria are met: (a) persuasive evidence of the arrangement exists, (b) delivery has occurred or services have been rendered, (c) the seller’s price to the buyer is fixed and determinable and (d) collectability is reasonably assured.  Revenue from the Boardbooks licenses is recorded ratably over the contract period, which is generally twelve months.  License fees paid in advance are recorded as deferred revenue until recognized.  The Company generally invoices its customers in annual installments.  Accordingly, the deferred revenue balance does not represent the total contract value of annual or multi-year, noncancelable subscription agreements.  The Company also earns fees for set-up and training (“installation fees”) of the Boardbooks system.  Installation fees are recorded ratably over the contract period.

Advertising Expenses – Advertising is expensed as incurred.  Advertising expense was $320,822 and $302,724 for the years ended December 31, 2010 and 2009, respectively.

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2010

Research and development – Software development costs are expensed as they are incurred until technological feasibility has been established, at which time those costs are capitalized until the product is available for general release to customers.  To date, software has been available for general release concurrent with the establishment of technological feasibility and, accordingly, the Company has not capitalized any development costs.  Costs incurred to enhance products after the general release of the service using the product are expensed in the period they are incurred and included in research and development costs in our consolidated statements of operations.

Operating leases – The Company records rental costs, including costs related to fixed rent escalation clauses and rent holidays, on a straight-line basis over the lease term.

Income taxes – Diligent files U.S. federal and state income tax returns.  Foreign operations file income tax returns in their respective foreign jurisdictions. The Company accounts for deferred income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Foreign exchange – The Company’s wholly-owned subsidiaries, DBL and DBMS NZ, utilize the British Pound Sterling and the New Zealand Dollar (NZD), respectively, as their functional currencies.  Assets and liabilities of these subsidiaries are translated to US dollars at exchange rates in effect at the balance sheet dates, with the resulting translation adjustments directly recorded to a separate component of accumulated other comprehensive income.

Transactions in foreign currencies are reported at the approximate rates of exchange at the transaction date.  Assets and liabilities are translated at the rates of exchange in effect at the balance sheet date.  All differences are recorded in results of operations.  The foreign exchange loss is primarily attributable to unfavorable movement in exchange rates on certain of the Company’s cash accounts held in foreign currencies.

From time to time, the Company uses foreign currency option contracts that are not designated as hedging instruments to manage exposure to fluctuations in foreign currency.  The Company uses these instruments as economic hedges and not for speculative or trading purposes.  All foreign currency option contracts are recorded at fair value in other current assets on the balance sheet and unrealized gains or losses at the balance sheet date are recorded in the income statement.  The Company has no open foreign currency option contracts as of December 31, 2010.

Share-based compensation – The Company measures the cost of employee services received in exchange for an equity-based award using the fair value of the award on the date of the grant, and recognizes the cost over the period that the award recipient is required to provide services to the Company in exchange for the award.

The Company measures compensation cost for awards granted to non-employees based on the fair value of the award at the measurement date, which is the date performance is satisfied or services are rendered by the non-employee.

Fair value of financial instruments – The fair value of our cash and cash equivalents, term deposits, accounts receivable, accounts payable and accrued expenses approximates book value due to their short term settlements.  The note receivable from affiliate is recorded at estimated net realizable value, adjusted for any valuation allowance for amounts considered uncollectable.  The valuation allowance is reviewed for adjustment each reporting period. See Note 6.

Segment reporting – Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated on a regular basis by the chief operating decision-maker, or decision making group, in deciding how to allocate resources to an individual segment and in assessing performance of the segment. In light of the Company’s current product offering, management believes that the Company operates in one segment.

Net loss and and diluted net loss per share – Basic net income (loss) per share is computed by dividing the net income (loss) attributable to common stockholders, after deducting accrued preferred stock dividends, by the weighted average number of common shares outstanding for the period.

Diluted net income (loss) per share reflects the potential dilution that would occur if securities or other contracts to issue common stock were exercised or converted into common stock, unless the effect is anti-dilutive.  Stock options and convertible preferred stock are included as potential dilutive securities for the periods applicable.  All potentially dilutive securities have been excluded from the calculation for the year ended December 31, 2009 as they were anti-dilutive.  There were 34,660,003 potentially dilutive securities for the year ended December 31, 2009.

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2010

The components of the calculation of basic and diluted net income (loss) per common share are as follows:

	Year ended December 31,
	2010	2009
Numerator:
Net income (loss)	$2,080,944	$(3,861,990)
Preferred stock dividends	(359,338)	(266,712)
Basic net income (loss) available
to common shareholders	$1,721,606	$(4,128,702)
Diluted net income (loss) available
to common shareholders	$2,080,944	$(3,861,990)
Denominator:
Basic weighted average
shares outstanding	84,487,207	90,371,507
Dilutive effect of stock options	2,234,021	-
Dilutive effect of convertible
preferred stock	32,667,123	-
Diluted weighted average
shares outstanding	119,388,351	90,371,507
Basic earnings (loss) per share	$0.02	$(0.04)
Diluted earnings (loss) per share	$0.02	$(0.04)

Recent accounting pronouncements – In January 2010, the FASB issued new guidance which improves disclosures about fair value measurements.  The new standard was effective for interim and annual periods beginning after December 15, 2009, except for certain disclosures regarding Level 3 measurements which are effective for fiscal years beginning after December 15, 2010.  The new guidance did not have a material effect on the consolidated financial statements.

In February 2010, the FASB issued updated guidance to address certain implementation issues related to an entity’s requirements to perform and disclose subsequent events procedures.  This update requires SEC filers to evaluate subsequent events through the date financial statements are issued and exempts SEC filers from disclosing the date through which subsequent events have been evaluated.  The updated guidance was effective upon issuance, and did not have a material impact on the Company’s consolidated financial statements.

From time to time, new accounting pronouncements are issued by the FASB and are adopted by the Company as of the specified effective date. Unless otherwise discussed, the impact of other recently issued accounting pronouncements will not have a material impact on the consolidated financial position, results of operations, and cash flows, or do not apply to the Company’s operations.

4)	Term deposit

At December 31, 2010, the Company has a term deposit with a New Zealand bank with a term of 98 days.  The term deposit in the amount of NZD 125,000 (US$97,300 at December 31, 2010) bears interest at 4.02% and matures in March 2011.

At December 31, 2009, the Company had a term deposit with a New Zealand bank with a term of 365 days.  The term deposit in the amount of NZD 100,000 (US$72,530 at December 31, 2009) bore interest at 4.50% and matured in March 2010.

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2010

5)	Property and equipment and obligations under capital leases

Property and equipment is comprised of the following:

	December 31,
	2010	2009

Equipment	$1,579,859	$1,416,470
Computer software	537,379	479,370
Leasehold improvements	151,594	140,653
	2,268,832	2,036,493
Less: accumulated depreciation/amortization	1,186,728	723,534
Net property and equipment	$1,082,104	$1,312,959

Obligations under capital leases consist of various financing arrangements entered into by the Company to acquire computer equipment and software. The leases bear interest at rates ranging from 10.96% to 30.96% per annum, with monthly payments ranging from $658 to $2,528, and maturities from July 2011 to October 2012.

Each lease is secured by the underlying leased asset. Amortization of assets recorded under capital leases is included in depreciation expense. The equipment relating to capital leases, included in property and equipment on the balance sheet, is as follows:

	Year ended December 31,
	2010	2009

Capital lease assets included in property and equipment	$246,449	$409,409
Accumulated depreciation	81,496	139,077
	$164,953	$270,332

	Year ended December 31,
	2010	2009

Depreciation expense relating to capital lease assets	$52,139	$72,599

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2010

The following is a schedule of future minimum lease payments due under capital leases as of December 31, 2010:

Year ending
December 31,
2011	$110,787
2012	67,724
Total minimum lease payments	178,511
Less interest portion of payments	(31,420)
Present value of minimum lease payments	$147,091

6)           Note receivable from affiliate – The note receivable from affiliate represents amounts due from Services Share Holding, LLC (“SSH LLC”, the Company’s predecessor entity), under a Promissory Note and Security Agreement dated October 1, 2007 (the “Note”), as amended by the Prepayment and Amendment Agreement entered into in February 2010 and approved by our stockholders in June 2010.

Prior to the prepayment and amendment, the principal balance of the Note was $7,161,791, which bore interest at 5% per annum, and was scheduled to mature on October 1, 2010.  It was originally secured by 25,000,000 shares of the Company’s stock which was pledged as collateral by members of SSH LLC. A portion of the pledged shares were subsequently sold by SSH LLC in order to obtain funds to make the quarterly interest payments.  At December 31, 2009, there were 21,678,597 shares securing the Note.

The Prepayment and Amendment Agreement with SSH LLC provided for:

•
The sale in February 2010 by SSH LLC of a block of 4,823,000 shares of the pledged stock to a third party for US$0.24 per share, for a total of US$1,157,011 (after commissions), which would be applied to the interest due for the period from January through May 2010 ($146,581) and  prepayment of principal ($1,010,430).  The proceeds of this sale were placed in escrow pending stockholder approval of the agreement.

•	The prepayment of an additional US$3,075,676 of principal through the surrender of 11,650,000 pledged shares to the Company at US$0.26 per share,
•	The extension of the maturity date on the Note from October 1, 2010 to October 1, 2012, and
•	Effective in June 2010, adjustment of the annual interest rate from 5.0% to 6.5%, payable annually on January 1 of each year, in arrears.

This agreement was subject to the approval of the Company’s shareholders at the annual meeting on June 8, 2010, and was contingent on the receipt of an appraisal attesting to the fairness of the transaction to the shareholders unrelated to SSH LLC. The agreement was approved and the proceeds from the February 2010 sale which had been placed in escrow were delivered to the Company on June 8, 2010.  After the transaction, the amended Note had a contractual outstanding principal balance of $3,075,685 and was secured by 5,205,597 shares of the Company’s common stock pledged by the members of SSH LLC. In a series of transactions in December 2010 and early January 2011, SSH LLC sold an additional 275,000 shares of the Company’s common stock pledged as collateral for the Note, as permitted under the Note agreement to fund interest payments.  As a result, the number of shares pledged as collateral for the Note has been reduced to 4,930,597.

A portion of the outstanding loan balance of $3,075,685 is reserved on our balance sheet by a valuation allowance of $1,200,000, resulting in a net receivable balance of $1,875,685.  The Note is considered to be collateral dependent, as SSH LLC’s primary means of repayment is through liquidation of the underlying collateral.  At December 31, 2008, the then-outstanding loan balance of $7,161,791 was reduced by a $5.8 million valuation allowance, which was based on the estimated fair value of the underlying collateral at that time. As discussed below, in the fourth quarter of 2009, the Company recorded a recovery in the value of the Note of $300,000 and a corresponding decrease in the valuation allowance to $5.5 million. At March 31, 2010, the Company recorded an additional recovery in the value of the note of $3.2 million, and at September 30, 2010 the Company recorded a further recovery of $1.1 million, as described below.

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2010

In the absence of an active market for the Company’s common stock, or other observable inputs for similar instruments, the Company originally based its valuation of the underlying collateral on the value of the March 2009 issuance of Series A Preferred Stock, adjusted using an assumed discount rate of 20%, which was management’s estimate of the fair value of the preferred features of the Series A Preferred Stock.  In addition, management assumed that SSH LLC and/or its members would sell a portion of the underlying collateral to meet their quarterly interest payments, thereby reducing the amount of collateral expected to be available when the Note was to mature in October 2010.

The recovery of $3.2 million at March 31, 2010 was based on the re-measurement of a significant input used to value the underlying collateral of the Note.  The February 2010 sale of shares to a third party indicated that the preferred stock price was no longer the best measure of the fair value of our common stock.  The Company believed that a better benchmark for fair value was the US$0.24 per share obtained by SSH LLC for the 4.8 million shares sold to a third party in February 2010.  The additional recovery at September 30, 2010 is based on the subsequent re-measurement of the underlying collateral at $0.47 per share, which is the price obtained for the 3 million shares issued by the Company in a private placement in October 2010.  The Company reviews the valuation of the Note each reporting period and believes the value is properly stated at December 31, 2010.  In assessing the adequacy of the valuation allowance at December 31, 2010, we considered the prices obtained by SSH LLC for the December 2010/January 2011 sales of 275,000 shares, which were approximately equal to the price received for the shares issued in the October 2010 private placement.  Additionally, there have been no other third party sales which would cause us to believe that $0.47 per share is not the best measure of the value of the underlying collateral.

7)  Fair value measurements

The Note is the only financial instrument held by the Company for which a fair value measurement is made using significant unobservable inputs (Level 3).  A reconciliation of the beginning and ending balances of the Note follows:

	Year ended December 31,
	2010	2009
Balance at beginning of period	$1,661,791	$1,361,791
Total gains or losses (unrealized/realized)
Included in earnings (or changes in net assets)	4,300,000	300,000
Included in other comprehensive income	-	-
Purchases, issuances and settlements	(4,086,106)	-
Transfers in and/or out of Level 3	-	-
Ending balance	$1,875,685	$1,661,791

The amount of total gains or losses for the period included in earnings (or changes in net assets) attributable to the change in unrealized gains or losses relating to assets still held at the reporting date	$4,300,000	$300,000

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2010

8) Accrued expenses and other liabilities

Accrued expenses and other current liabilities is comprised of the following:

	December 31,
	2010	2009
Accrued dividend	$359,338	$-
Accrued commissions, bonuses, and payroll	300,775	73,563
Other (individually less than 5% of total current liabilities)	255,318	179,526
Total accrued expenses and other liabilities	$915,431	$253,089

9)  Line of credit facility

In March 2010, the Company entered into an agreement with Spring Street Partners, L.P. (“the Lender”) pursuant to which the Lender extended a $1.0 million revolving line of credit facility to the Company.  The Lender is the holder of approximately 22 million shares of the Company’s Series A Preferred Stock and 5.5 million shares of the Company’s common stock.  The founder and managing partner of the Lender is also the chairman of the board of directors of the Company.

The line of credit bears interest at a fixed rate of 9.50% per annum on outstanding borrowings.  Upon an event of default, the Lender has the option to increase the interest rate on all outstanding obligations to 14.50% per annum.  The line of credit is subject to a 0.5% per annum commitment fee on the unused portion, paid quarterly in arrears.  Accrued interest must be paid quarterly on the last business day of each quarter.  The credit facility matures in September 2011, at which time all outstanding principal and unpaid interest and commitment fees are due in full.

The Lender has a first priority lien on all of the Company’s accounts receivable.  The line of credit agreement includes restrictive covenants regarding liens, additional indebtedness, sales of assets and dividend payments on common stock.  Additionally, the line of credit includes financial covenants with respect to the achievement of budgeted revenues and expenses.

As of December 31, 2010, the Company has no outstanding borrowings under this credit facility.

10)         Related party transactions

Marketing expense – During the years ended December 31, 2010 and 2009, the Company incurred marketing expenses of approximately $176,000 and $147,000, respectively, for services rendered by Yankee Hill Company, LLC, an entity owned by a stockholder of the Company.

Legal services – A director is a partner of Buddle Findlay, a law firm which provides legal services to the Company in New Zealand.  Fees paid to Buddle Findlay for the years ended December 31, 2010 and 2009 were approximately $20,000 and $86,000, respectively.  Payables to affiliates include $0 and approximately $5,800 at December 31, 2010 and 2009, respectively, payable to Buddle Findlay.

Rent expense – The Company subleased its New Jersey office from an affiliate through August 2009.    Rent expense paid to affiliates for the years ended December 31, 2010 and 2009 was $0 and approximately $29,000, respectively.

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2010

11)	Geographic information

The Company’s revenue, by geographic location of the customer, and long-lived assets located outside the United States are as follows:

	Year ended December 31,
	2010	2009
Revenues:
United States	$6,596,969	$4,193,354
Foreign	1,703,989	807,285
Total	$8,300,958	$5,000,639

	December 31,
	2010	2009
Long-lived assets outside
the United States, net	$383,416	$507,794

12)	Income taxes

No provision (benefit) for U.S. income taxes has been recorded in the accompanying consolidated financial statements for the periods ended December 31, 2010 and December 31, 2009 as a result of the Company's net operating losses.  At December 31, 2010, the Company has net operating loss carryforwards of U.S. income taxes of $17,513,250, which expire from 2027 through 2030.

The significant components of loss before provision for income taxes and the consolidated income tax provision are as follows:

	Year ended December 31,
	2010	2009
Income (loss) before provision for income taxes:
Domestic	$2,035,766	$(4,098,429)
Foreign	69,397	272,776
Total	$2,105,163	$(3,825,653)

Provision for income taxes:
Current:
Domestic	$-	$-
Foreign	27,064	31,194
Total current	$27,064	$31,194
Deferred:
Domestic	$-	$-
Foreign	(2,845)	5,143
Total deferred	$(2,845)	$5,143
Provision for income taxes	$24,219	$36,337

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2010

The income tax provision differs from the amount of tax determined by applying the federal statutory rate as follows:

	Year ended December 31,
	2010	2009
	%	%
Federal income tax statutory rate	34.00	(34.00)
State income taxes, net of federal benefit	6.63	(10.60)
Foreign income taxes	1.19	0.90
Tax effect of:
Share-based compensation	5.28	13.80
Other	(1.07)	0.20
Change in valuation allowance	(44.84)	30.60
Income tax provision	1.19	0.90

Significant components of deferred tax assets and liabilities are as follows:
	Year ended December 31,
	2010	2009
	(In thousands)	(In thousands)
Deferred tax asset (liability)
Net fixed assets	$(108)	$(38)
Accruals and reserves	625	2,469
Foreign	18	-
Net operating loss carryforwards	6,954	7,115
Valuation allowance	(7,471)	(9,546)
Total	$18	$-

Management has provided a valuation allowance of approximately $7,471,000 and $9,546,000 as of December 31, 2010 and 2009, respectively, for all U.S. net deferred tax assets since it is more likely than not that the related deferred tax assets will not be realized.  The net deferred tax asset of $18,000 relates to the Company’s New Zealand subsidiary and is included in other current assets on the balance sheet.

The Company has evaluated its uncertain tax positions and determined that any required adjustments would not have a material impact on the Company’s financial statements.  The Company classifies interest and penalties on uncertain tax positions as interest expense and general and administrative expenses, respectively.  There were no interest and penalties recorded in 2010. Interest and penalties recorded in 2009 were approximately $2,000 and $10,000, respectively.

The Company and its subsidiaries are subject to regular audits by federal, state and foreign tax authorities.  These audits may result in additional tax liabilities.  The Company’s federal, state and foreign income tax returns for the tax years 2007 through 2010 are open for examination by the federal, state and foreign taxing jurisdictions.

13)         Redeemable Preferred Stock – On March 11, 2009, the Company issued 30,000,000 shares of newly-created Series A Preferred Stock for $0.10 per share in a private offering, for an aggregate of $3,000,000 in additional capital.  Expenses relating to the share issuance were $138,850.  The principal terms of the Preferred Shares are as follows:

Dividend rights – The Preferred Shares carry a fixed, cumulative, dividend of 11% per annum (adjusted for stock splits, consolidation, etc).  The dividend, which is due on the first business day of each calendar year for the prior year, may (at the Company’s option) be paid either in cash or in kind by the issuance of additional Preferred Shares (PIK Shares), to be issued at the same issue price as the Series A Preferred Stock of $0.10 per share.  The 11% annual dividend on the Preferred Shares will have preference over the declaration or payment of any dividends on the Company’s common stock (ordinary shares).  In addition to the 11% preferred dividend, the holders of the Preferred Shares will also be entitled to participate pro rata in any dividend paid on the Company’s common stock.

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2010

Conversion rights – The Preferred Shares are convertible at any time at the option of the holders into the Company’s common stock on a one-for-one basis at a conversion price of $0.10 per share. In addition, Preferred Shares will automatically be converted into common stock upon the closing of an underwritten share offering by the Company on a registered stock exchange which realizes at least $40,000,000 of gross proceeds.

Redemption rights – The holders of the Preferred Shares have the option to require the Preferred Shares (including any PIK shares) to be redeemed in cash, at $0.10 per share plus accrued and unpaid dividends, at any time after 60 months from the date of issue of the Preferred Shares.

Anti-Dilution Provision – In the event of a future offering of the Company’s stock at a price per common share which is less than the Preferred Share conversion price immediately before such offering, the conversion price for the Preferred Shares is adjusted according to a weighted average formula.

Liquidation entitlement – In the event of any voluntary or involuntary liquidation of the Company, the holders of Preferred Shares are entitled to an amount per Preferred Share equal to 1.5 times the original issue price of $0.10 plus any dividends which have become due but have not been paid.

Voting rights – Preferred Shares have equal voting rights (one vote per share) to common stock, except that Preferred Shares do not vote in the general election of directors.

Other provisions – For as long as not less than 15,000,000 Preferred Shares are outstanding, the holders of the Preferred Shares have the right between them to appoint one director, and the Company may not take action relating to certain major transactions without obtaining the consent of not less than 60% of the Preferred Shares or without obtaining the approval of the director appointed by the holder of the Preferred Shares (for matters requiring Board of Directors approval).

Accounting for Preferred Shares – If certain criteria are met, companies must bifurcate conversion options from their host instruments and account for them as free standing derivative instruments.  The Company has evaluated the conversion option on the Preferred Shares and determined that the embedded conversion option should not be bifurcated.  Additionally, the Company analyzed the conversion feature and determined that the effective conversion price was higher than the market price at date of issuance; therefore no beneficial conversion feature was recorded.  The Company has classified the Preferred Shares as temporary equity because they are redeemable upon the occurrence of an event that is not solely within the control of the issuer.  As noted above, the holders of the Preferred Shares may demand redemption any time after 60 months from the date of issue.  The securities are carried at their face value net of issuance costs plus accrued dividends (representing fair value) because the contingency has not been met.  If the redemption were considered likely to occur, the carrying value would be adjusted to its liquidation value.

The carrying value of the Preferred Shares at December 31, 2010 and December 31, 2009 is as follows:

	December 31,
	2010	2009
Gross proceeds	$3,000,000	$3,000,000
Less: Issuance costs	(138,850)	(138,850)
	2,861,150	2,861,150
Issuance of PIK shares	266,712	-
Cumulative amortization of offering costs	49,429	21,989
Cumulative in kind dividend	-	266,712
Balance at December 31, 2010	$3,177,291	$3,149,851

For the year 2009, the Board of Directors of the Company approved the issuance of PIK Shares in lieu of cash, which dividend was effective January 4, 2010.  Accordingly, the holders of the Series A Preferred Stock received an aggregate of 2,667,123 PIK Shares on January 4, 2010.

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2010

14)	Stockholders’ equity (deficiency)

In March 2009, the stockholders of the Company approved an increase in the number of authorized shares of common stock from 200,000,000 to 250,000,000.

On June 8, 2010, the Company’s shareholders approved the surrender of 11,650,000 pledged SSH LLC common shares as a prepayment associated with the Note.  These shares were cancelled at June 8, 2010. See Note 6.

In October 2010, the Company announced the successful completion of a 3,000,000 common share private placement at $0.47 per share.  These new shares were allotted and settled on October 20, 2010.

In the fourth quarter of 2010, several employees of the Company exercised options previously granted to them for common shares in an aggregate amount of 178,001.

15)	Stock option and incentive plan

In November 2007, the Company adopted the 2007 Stock Option and Incentive Plan (“the 2007 Plan”) authorizing the issuance of up to 10,000,000 shares of the Company’s common stock as awards to selected employees, directors and consultants of the Company and its affiliates, in the form of incentive stock options, non-qualified stock options, and stock awards. The 2007 Plan is administrated by the Company's Board of Directors. Pursuant to delegation by the Company's Board of Directors, the Remunerations and Nominations Committee determines the number of shares, the term, the frequency and date, the type, the exercise periods, any performance criteria pursuant to which stock option awards may be granted and the restrictions and other terms and conditions of each grant of restricted shares in accordance with the terms of the 2007 Plan.

In June 2010, the Company adopted the 2010 Stock Option and Incentive Plan (“the 2010 Plan”) authorizing the issuance of up to 5,000,000 shares of the Company’s common stock to employees, directors and consultants of the Company and its affiliates, as Incentive Stock Options and Non-Qualified Stock Options.  The 2010 Plan is to be administered by the Remunerations and Nominations Committee pursuant to delegation by the Company's Board of Directors, which will determine the number of shares, the term, the frequency and date, the type, the exercise periods, and any performance criteria pursuant to which stock option awards may be granted.

Restricted Stock Awards – On November 8, 2007, the Company granted 4,000,000 shares of common stock to selected employees (3,064,000 shares), directors (200,000 shares) and consultants (736,000 shares) of the Company, and its affiliates. Of these shares, 2,071,000 shares were fully vested upon issuance on December 12, 2007, 160,000 shares were forfeited during 2008 and 1,769,000 shares vested on January 1, 2009, based on continued employment through that date. The fair value of the awards to employees was estimated to be NZD0.90(US$0.69) per share, which was the closing price of the Company's stock on December 12, 2007. The fair values of the awards to non-employees were closing prices on various measurement dates.

On October 23, 2008, the Company granted 600,000 shares of restricted stock to two officers in accordance with the terms of their employment agreements, which included 250,000 shares which vested immediately, 250,000 shares which vested on February 15, 2009, and 100,000 shares which vested on May 15, 2009, based on continued employment through those dates.  The estimated fair value of the shares at the award date was measured using the closing price of NZD0.25 (US$0.14) per share on the date of grant.

During the years ended December 31, 2010 and 2009, the Company recognized share-based compensation costs related to restricted stock awards of $0 and $23,099, respectively, which is included in general and administrative expenses in the statement of operations.

At December 31, 2010 all restricted stock is fully vested and there is no unrecognized compensation cost.

Stock Option Awards – On August 20, 2009 the Board of Directors approved the Stock Option Agreement, which contains the terms and conditions with respect to stock options granted by the Company under the 2007 Plan.  On that date, the Board of Directors awarded 3,650,000 stock options to officers and an additional 100,000 options to two former outside directors of the Company.  On October 9, 2009, the Company granted an additional 910,003 shares to employees under the 2007 Plan.  In July 2010, the Company granted 800,000 options to outside consultants, under the 2010 Plan.

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2010

The exercise price of each option is the market price of the Company’s stock for the last sale prior to the grant date, converted to U.S. dollars using the exchange rate in effect on the grant date.  The options generally expire after a period not to exceed ten years, except in the event of termination, whereupon vested options must be exercised generally within three months, or upon death or disability, in which cases the vested options may be exercised within twelve months, but in all cases the exercise date may not exceed the expiration date.

The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model and the resulting fair value is recorded as share-based compensation expense on a straight line basis over the option vesting period for employee stock options, ranging from six months to three years.  The value of the options granted to former directors was charged to expense as of the grant date.

The value of options granted to nonemployees is initially measured at grant date and remeasured each quarter until the vesting date, which is the measurement date for share-based compensation issued to nonemployees.

The fair values of the options granted were estimated based on the following assumptions:

	Year Ended December 31,
	2010	2009
Expected volatility (1)	167.79%	183.98 – 186.94%
Expected term (2)	5.25 years	5.35 – 6.00 years
Risk-free interest rate (3)	1.85%	2.36 – 2.75%
Dividend yield	-	-
Weighted average grant-date fair value of granted options	$0.4266	$0.1406

(1)	The expected volatility was determined using historical volatility data for comparable companies.
(2)	The expected term of the options has been estimated using the simplified method which calculates the average of the vesting period and the contractual term of the options.
(3)	The risk free interest rate is based on the U.S. Treasury constant maturity nominal yield with a term approximately equal to the expected terms of the options.

A summary of stock option activity for the year ended December 31, 2010 is as follows:

	Options	Weighted average exercise price	Weighted average remaining contractual term
Outstanding at January 1, 2010	4,660,003	$0.14
Granted	800,000	0.45
Exercised	(178,001)	0.16
Forfeited	(91,667)	0.16
Outstanding at December 31, 2010	5,190,335	0.19	8.78 years
Exercisable at December 31, 2010	2,690,335	0.19	8.77 years

During the years ended December 31, 2010 and 2009, the Company recognized share-based compensation expense related to stock options of $601,541 and $180,154, respectively, which is included in general and administrative expenses in the statement of operations.  At December 31, 2010 there was $231,610 of unrecognized share-based compensation expense that will be recognized over the next 1.75 years.

The aggregate intrinsic value of the stock options outstanding and exercisable at December 31, 2010 was $912,424. The aggregate intrinsic value of options exercised during 2010 was $55,127.  No options were exercisable at December 31, 2009 or exercised during 2009.

16)	Commitments and contingencies

Operating leases – The Company has operating lease agreements for office space in New York City, New Jersey, New Zealand and the United Kingdom, which expire at various dates through 2018.  Leases with rent escalations are recognized as rent expense over the term of the lease.  Operating lease rent expense for the years ended December 31, 2010 and 2009 was approximately $307,778 and $383,917, respectively.

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2010

The lease agreements require security deposits in the amount of $222,354 at December 31, 2010.

Future minimum lease payments for leases that have initial or non-cancelable lease terms in excess of one year at December 31, 2010 are as follows:

Year ending December 31,
2011	$323,574
2012	322,946
2013	309,183
2014	311,844
2015	314,584
2016 and thereafter	691,186
$2,273,317

Warranties and indemnification – The Company’s service is warranted to perform in a manner materially consistent with its marketing and training materials, specifications and technical information provided to users.  The Company’s arrangements generally include certain provisions for indemnifying customers against liabilities if its products or services infringe a third-party’s intellectual property rights. To date, the Company has not incurred any material costs as a result of such indemnifications and has not accrued any liabilities related to such obligations.

The Company has also agreed to indemnify its directors and officers to the fullest extent allowed under Delaware law for costs associated with any fees, expenses, judgments, fines and settlement amounts incurred by any of these persons in any action or proceeding to which any of those persons is, or is threatened to be, made a party by reason of the person’s services as a director or officer of the Company, or arising as a result of that person serving at the request of the Company as a director, officer, employee or agent of another enterprise.  The Company maintains director and officer insurance coverage that should enable the Company to recover a portion of any future amounts paid.

17)	Risks and uncertainties

Interest rate risk - Interest rate risk is the risk that market interest rates will change and impact Diligent’s financial results by affecting the rate of interest charged or received by the Company.  It is not expected that changes in interest rates will materially affect the Company’s results of operations.

Currency rate risk - The Company is subject to currency rate risk primarily from export sales to Canada, Europe, Australia and New Zealand, and from cash balances maintained in foreign currencies.

Liquidity risk – The Company expects that its cash and cash equivalents will be adequate to support sales and growth.  Particularly in light of current economic conditions, the Company intends to manage liquidity risk by continuously monitoring forecasted and actual cash flows and matching the maturity profiles of financial assets and liabilities.  Additionally, in March 2010, the Company secured a a $1 million revolving line of credit facility, which provides the Company cash flow protection if needed.  The primary uncertainty concerning the Company’s capital needs pertains to its ability to continue to achieve the expected sales growth in a timely manner.

Concentrations of credit and other risks - The Company sells its service to a diverse number of customers and performs ongoing credit evaluations of its customers' financial condition as part of its accounts receivable monitoring procedures.  Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of trade accounts receivable.  No single customer accounted for more than 10% of the accounts receivable balance at December 31, 2010 and one customer accounted for 14.2% of the accounts receivable balance at December 31, 2009.  No single customer generated more than 10% of revenue in 2010 and 2009.

Financial instruments which potentially subject the Company to significant concentration of credit risk include money market funds, time deposits and a term deposit.  These financial instruments are classified as either cash and cash equivalents or term deposit and are maintained with high credit quality banking institutions in the United States, New Zealand and Great Britain. At times the cash balances may be in excess of the insurance limits at a particular bank.

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2010

18)	Subsequent events

In January 2011, Spring Street Partners, L.P., one of the holders of the Series A Preferred Stock,  waived its right to $200,000 of the dividend due on January 1, and directed the Company to retain those funds to support future growth.  The Company will record this waiver as a capital contribution in the first quarter of 2011.  The founder and managing partner of Spring Street Partners, L.P. is also the chairman of the board of directors of the Company.

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

New York City: 1430 Broadway, New York, NY 10018-3308 Tel: 212.697.6900 Fax: 212.490.1412 www.hrrllp.com Long Island: 125 Baylis Road, Melville, NY 11747-3823 Tel: 631.752.7400 Fax: 631.752.1742

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
Diligent Board Member Services, Inc.

We have audited the accompanying consolidated balance sheets of Diligent Board Member Services, Inc. as of December 31, 2010 and 2009, and the related consolidated statements of operations, changes in stockholders’ equity (deficiency) and comprehensive loss, and cash flows for each of the years then ended.  Diligent Board Member Services, Inc.’s management is responsible for these consolidated financial statements.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements and assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Diligent Board Member Services, Inc. as of December 31, 2010 and 2009, and the results of their operations, and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

New York, New York
March 22, 2011

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2010

CORPORATE GOVERNANCE

Compliance with NZX Best Practice Code and Other Guidelines

The NZSX Listing Rules require listed companies to disclose in their annual report whether and to what extent their corporate governance principles materially differ from the NZX Corporate Governance Best Practice Code. The directors do not consider that there is any such material difference.

Role of the Board

Except for Mr. Liptak, the Board is elected by the stockholders and is responsible for the corporate governance of Diligent. Mr. Liptak is appointed a director by the holders of the Company’s Series A preferred stock pursuant to the Certificate of Incorporation.  The Board is the final body responsible for decision making within Diligent and maintaining Diligent’s corporate governance and ethical business practices. Corporate governance encompasses the requirement for the Board to discharge such responsibilities, to be accountable to the shareholders and other stakeholders for the performance of Diligent, and to ensure that Diligent is compliant with laws and standards. The Board establishes the objectives of Diligent and is engaged in ongoing strategic planning in order to meet these objectives. It provides an oversight of compliance and risk, it measures and monitors management performance and it sets in place the policy framework within which Diligent operates. The Board monitors financial results comparing them to the budget and annual plan at regular meetings. The Board has delegated components of its powers to subcommittees of the Board, and the day to day management of Diligent to the Chief Executive Officer. The ambit of these delegations is documented in Diligent’s delegations policy, sub-committee Terms of Reference and by relevant minuted resolutions of the Board. The Chief Executive Officer delegates certain authorities to staff that report to him.

Board Composition and Membership

As at 31 December 2010 the Board comprised five directors: a non-executive director Chairman, one executive director, and three independent directors. The Board has a broad base of knowledge and experience in software development and commercialization, corporate governance, financial management, legal compliance and other expertise to meet Diligent’s objectives. The details, background and place of residence of the directors are detailed elsewhere in this report.  The Chairman is elected by the Board and it is his role to manage the Board in the most effective manner and to provide a conduit between the Board and the Chief Executive Officer. He has no significant external commitments that conflict with this role.

Operation of the Board

The Board meets regularly on a formal scheduled basis. In addition to these regular meetings the Board meets on other occasions to debate strategic and financial issues. Each month the Chief Executive Officer prepares a report to the Board that includes a summary of Diligent’s activities, together with financial reports and operational updates. In addition, the Board receives regular briefings on key strategic issues from management, both as part of the regular scheduled Board meetings and in separate strategic planning sessions.

Chief Executive Officer

The Board is responsible for the evaluation of the Chief Executive Officer against his key performance objectives and is responsible for the setting of these objectives on a periodic basis and ensuring that they are appropriate measurable targets. The Chief Financial Officer provides a financial and compliance report to the Audit and Compliance Committee, which currently meets at least five times per year.

Independence of Directors

To be "independent" a director must not be an executive officer and must not have a disqualifying relationship, which comprises any direct or indirect interest or relationship that could reasonably influence, in a material way, the director's decision making in relation to the Company.  It has been determined by the Board that there is one executive director, one non-executive director and three independent directors.  The executive director is also an officer of Diligent. All directors are required to immediately advise if any new relationships would interfere with such independence and so enable the Board to consider and determine the materiality of the relationship.

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2010

Rotation of Directors

In accordance with Diligent’s Bylaws, at each annual meeting of Diligent all elected directors must retire from office and are subject to re-appointment at each annual meeting.

Board Committees

The Board maintains two formally constituted standing Board Committees: the Audit and Compliance Committee and the Remuneration and Nominations Committee. The two Board Committees and their memberships as at 31 December 2010 are set out in the following chart:

Director	Membership Classification	Committee Membership
		Audit	Remuneration
		and	and
		Compliance	Nomination
R. Bettle	Independent Director	Member	Chairman
P. Huljich	Independent Director	Member	Member
D. Liptak	Non-Executive Director	-	Member
M. Russell	Independent Director	Chairman	Member
A. Sodi	Executive Director	-	-

Audit and Compliance Committee

The Audit and Compliance Committee is responsible for monitoring the ongoing effectiveness and implementation of compliance activities. Membership of the Committee is restricted to non-executive directors and the majority of directors must be independent directors. The Audit and Compliance Committee includes members who have appropriate financial and legal experience. All members of the Audit and Compliance committee satisfy the independence requirements under NZX best practice.

The main responsibilities of the Audit and Compliance Committee are to:
•
Monitor and oversee the quality of financial reporting and financial management. The Committee considers accounting and audit issues and makes recommendations to the Board as required and monitors the role, responsibility and performance of the external auditor.

•	Assist the Board to review the effectiveness of the organization’s internal control environment covering:
•	Effectiveness and efficiency of operations
•	Reliability of financial reporting
•	Compliance with applicable laws and regulations
•	Oversee the effective operation of the risk management framework
•	Recommend to the Board the appointment, removal and remuneration of the external auditors, and review the terms of their engagement and the scope and quality of the audit
•	Review and approve, before commencement, the nature and scope of non-audit services being provided by the external auditors
•	Ensure compliance with Diligent’s disclosure obligations under the NZSX Listing Rules.

The Chief Executive Officer attends each Committee meeting by invitation as does the external auditor when requested.

Remuneration and Nominations Committee

The Remuneration and Nominations Committee reviews directors’ fees, the Chief Executive’s compensation package and performance, the policy for compensation for senior management, grants stock options to employees and ensures Diligent has formal and transparent processes for the nomination and appointment of directors to the Board and identifying skill gaps on the Board to ensure diversity and experience on the Board. These reviews form the basis of recommendations to the Board. Details of directors’ compensations are set out under the section heading “Directors compensation”. Membership of the committee is restricted to non-executive directors and the majority of directors must be independent directors. The Chairman of the committee is an independent director.

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2010

Code of Ethics

Diligent expects all its employees and directors to maintain the highest ethical standards. The directors support the principles set out in the “Codes of Proper Practice for Directors” issued by the Institute of Directors in New Zealand. Whilst recognizing that the Code expresses principles and does not purport to determine the detailed course of conduct by directors on any particular matter, the directors are committed to the highest standards of behavior and accountability.

Conflicts of Interest

If conflicts of interest exist in any transaction, then a director must declare his or her conflict or interest and not exercise his or her right to vote in respect of such matters.

Audit Governance and Independence

In 2008 the Company’s registration with the US Securities and Exchange Commission became effective and the Company’s reporting requirements now include audit by a Public Company Accounting Oversight Board (PCAOB) registered independent public accounting firm.  In order to meet these requirements, the Board approved the appointment of Holtz Rubenstein Reminick LLP.  The Board has set the remuneration of the auditors and will seek approval of the auditor’s re-appointment at the next Annual Meeting. The work of the auditors is limited to tax, audit and related work only and Diligent is committed to auditor independence.  The Board, through the Audit and Compliance Committee, annually reviews the independence and objectivity of the auditors.  No managers, partners or directors of the auditor hold shares in Diligent.  In addition, the lead audit partner must rotate after a maximum of five years, and the auditor must confirm annually its commitment to strict procedures to ensure independence.  Representatives of Diligent’s auditors are invited to the Annual Meeting.

Reporting and Disclosure

Annual and Interim Reports in accordance with the requirements of the Financial Reporting Act 1993 and the NZSX Listing Rules are communicated to all shareholders. The consolidated annual financial statements are prepared in accordance with US GAAP and are audited by an independent registered public accounting firm. The annual report is available online at the website www.boardbooks.com.

Treasury Policy

Diligent’s Treasury policies conservatively manage interest rate, foreign exchange and counterparty risk.  Investment activities that are purely speculative are prohibited.  Exposure limits are controlled through a combination of diversification and use of insured accounts when feasible.  A policy of delegated authorities and internal controls insures compliance and oversight.

Shareholder Relations

The Board’s policy is to ensure that shareholders are informed of all major and strategic developments affecting Diligent’s state of affairs. Media releases are made and Diligent releases all material information to NZX under continuous disclosure requirements.

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2010

STATUTORY INFORMATION

Directors’ relevant interest

Directors’ relevant interest in Diligent common shares as at 31 December 2010 were as follows.

	Shares	Holding
		%

R Bettle	50,000	0.06
S Daniels (1)	6,583,666	8.03
P Huljich	1,934,985	2.36
D Liptak	5,507,403	6.72
M Russell	54,260	0.07
A Sodi	2,477,742	3.02
Based on 81,968,001 shares
(1)  Director resigned during the year.

Directors’ dealings in shares

The following table summarizes the directors’ share dealings in Diligent.

	Shares Held 31 Dec 2009	Movement	Shares Held 31 Dec 2010

R Bettle	50,000	-	50,000
S Daniels (1)	6,953,666	(370,000)	6,583,666
P Huljich	3,907,091	(1,972,106)	1,934,985
D Liptak	3,007,403	2,500,000	5,507,403
M Russell	54,260	-	54,260
A Sodi	2,477,742	-	2,477,742
(1)  Director resigned during the year.

Directors’ indemnity and insurance

Diligent has directors’ & officers’ liability insurance cover to the sum of $10,000,000 in the aggregate.  The cover includes employment practices and securities liability.

Loans to Affiliate

See Footnote 6 to Consolidated Financial Statements.

Related Party Transactions

See Footnote 10 to Consolidated Financial Statements.

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2010

Directors’ Compensation

The following table provides each element of compensation paid or granted to each director for service rendered during the year ended 31 December 2010.

Director	Fees earned or paid in cash (1)	Stock/Option Awards	All other Compensation (2)	Total
	$	$	$	$

R Bettle	30,833	-	-	30,833
S Daniels (3)	-	-	254,005	254,005
P Huljich	-	-	-	-
D Liptak	-	-	-	-
M Russell	30,000	-	19,590	49,590
A Sodi	-	161,051	442,892	603,943

(1)	The amounts shown represent fees in US dollars. Directors fees are based on $US, however, Messrs Bettle and Russell were paid in NZD.
(2)	Includes payment of legal fees by us for services rendered by Buddle Findlay, of which Mr. Russell is a partner. It also includes salary, bonus and health benefits for A. Sodi and S. Daniels.
(3)	Director resigned during the year.

The aggregate directors’ fee for our non-employee directors was fixed at a total of approximately $95,000 per year.  However, subsequent to 30 August 2009, Mr. Huljich voluntarily took a reduction, reducing fees to $65,000.  Additionally, Mr. Bettle relinquished the Chairmanship in March, 2010, further reducing fees by $5,000 on an annual basis.  We do not pay directors’ fees to the employee directors and do not intend to in the foreseeable future.  The directors are also entitled to be paid for all reasonable travel, accommodation and other expenses incurred by them in connection with their attendance at board or stockholder meetings, or otherwise in connection with our business.

Employee compensation

On 31 December 2010 Diligent had 54 employees, who were located in the United States, New Zealand and the United Kingdom.  The Board, with advice from the Remuneration and Nominations Committee, establishes remuneration policies and this is implemented by operational managers.

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2010

Grouped below are the numbers of employees or former employees of Diligent and its subsidiaries (excluding Company directors whose remuneration and benefits are disclosed elsewhere) who received compensation and other benefits in their capacity as employees, totalling $50,000 or more as an employment package during the twelve month period to 31 December 2010.  Executive remuneration includes all salary and bonuses, shares granted and any other sundry benefits received in their capacity as employees.

Compensation Ranges $(000)	No. Of Employees 2010
Less than 50	22
50 – 60	8
60 – 70	4
70 – 80	2
80 – 90	5
90 – 100	7
100 – 110	3
110 – 120	2
120 – 130	1
130 – 140	2
140 – 150	-
150 – 160	1
160 – 170	1
170 – 180	1
180 – 190	-
190 – 200	-
200 – 210	1
210 – 220	-
220 – 230	2
230 – 240	-
240 – 250	1
250 – 260	1
260 – 270	-
270 – 280	-
280 – 290	1

Donations

Diligent made donations of $800 during the year.

Current NZSX Waivers

Diligent obtained several waivers from various NZSX Listing Rules that relate to where listing rules are directly inconsistent with Delaware and United States federal law.  The waivers were granted 6 November 2007.

Waivers were granted from Listing Rules 3.1.1 (c), (d) and (e) where compliance with these rules would result in a contravention or breach of Delaware laws, US federal laws, Diligent’s Certificate of Incorporation or Bylaws, or other applicable US laws.

Waivers were granted from Listing Rules 4.8 and 4.8.5 regarding takeovers on the condition that prominent and full disclosure and explanation of takeovers law and relevant Listing Rules that apply in the event of a takeover of Diligent are included in the offer document.

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2010

Waivers from Listing Rule 11.1.1 and approval under Listing Rule 11.1.5 were granted to restrict the transfer of its shares issued under the initial public offering to US persons for a 12 month period following the close of the initial public offering.  Conditions were attached to the waiver.

Details of the waivers are available for viewing under the DIL code on the NZX website.

Credit Rating

Diligent has no credit rating.

Supplemental Information

NZX has confirmed that for the purpose of the Listing Rules the Financial Reporting Act 2003 (New Zealand) will apply to Diligent as an “Issuer” and “Reporting Entity” for the purposes of that Act.  This allows Diligent to report in New Zealand in US$ and according to US Generally Accepted Accounting Principles (GAAP).  GAAP reporting does not provide, or allow, for the presentation of Net Tangible Assets per Share as is required under NZSX Listing Rules.  Diligent is providing as supplemental information that the Net Tangible Assets at 31 December 2010 and 2009 are $US0.04 and $US0.03 per share, respectively.

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2010

SHAREHOLDER INFORMATION

The ordinary shares of Diligent are listed on NZSX.  The information in the disclosures below has been taken from Diligent’s share register at 1 March 2011.

Twenty Largest Registered Shareholders as at 1 March 2011

Rank	Investor	Address	Total Units	Issued Capital
				%

1	New Zealand Central Securities Depository Limited	NZ	14,083,262	17.179
2	Carroll Capital Holdings LLC	USA	6,767,925	8.256
3	Spring Street Partners, LP	USA	5,507,403	6.718
4	Services Share Holding LLC	USA	4,038,097	4.926
5	Corcoran Consulting, LLC	USA	3,897,101	4.754
6	S K Daniels Holdings Inc.	USA	3,331,356	4.064
7	Sharon Daniels	USA	3,102,310	3.784
8	Alessandro Sodi	USA	2,477,742	3.022
9	Kiri Borg	USA	1,918,682	2.340
10	Marc Daniels	USA	1,101,988	1.344
11	CPH Trust	NZ	1,095,108	1.336
12	PRH Trust	NZ	1,095,106	1.336
13	Matthew James Pringle	NZ	1,000,000	1.220
14	Hubbard Churcher Trust	NZ	1,000,000	1.220
15	Lawler Family Trust	NZ	995,000	1.214
16	Templar Investments LTD	NZ	990,800	1.209
17	Dagger Nominees LTD	NZ	799,349	0.975
18	Pat and Kay O’Connor	NZ	717,622	0.875
19	Christopher Hardy	NZ	690,552	0.842
20	Brian Henry and Kiri Borg	USA	681,200	0.831
	Total		55,290,603	67.446

Based on 81,978,001 shares

Distribution of shareholders as at 1 March 2011

Holding Ranges	Investors	Securities	Issued Capital
			%

1 – 1000	20	15,081	0.018
1001 – 5000	237	876,805	1.070
5001 – 10,000	182	1,630,040	1.988
10,001 – 50,000	219	5,820,251	7.100
50,001 – 100,000	49	3,959,294	4.830
100,001 and over	75	69,676,530	84.994
Total	782	81,978,001	100.000

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2010

Substantial security holders

The following information is given in accordance with Section 26 of the Securities Markets Act 1988.  According to notices received, the following persons were substantial security holders in Diligent as at 1 March 2011.

	Date of notice	Relevant interest	%

K Carroll	11.02.09	6,767,925	7.48
Spring Street Partners LP	19.02.10	5,507,403	6.08
Sharon Daniels	03.04.09	6,868,666	7.59
Huljich Wealth Management	25.03.09	5,434,230	6.01

Directors Statement

The Annual Report is dated 22 March 2011 and is signed on behalf of the Board by:

Rick Bettle	Mark Russell
Director	Director

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2010

DIRECTORY

Directors		Legal Advisors
Rick Bettle (Wellington, NZ)		New Zealand
Peter Huljich (Auckland, NZ)		Buddle Findlay, Christchurch
David Liptak (New York, USA)
Mark Russell (Christchurch, NZ)		United States of America
Alex Sodi (New York, USA)		Lathrop and Gage, Kansas City, Missouri

Auditor
Senior Management		Holtz Rubenstein Reminick LLP
New York, New York
Tricia Burke (Vice President, IT)		United States of America
Marc Daniels (Executive VP Licensing)
Kevin Lawler (CFO NZ)		Bankers
Don Meisner (Treasurer)		HSBC
Robert Norton (General Counsel, Corporate Secretary)		New York, United States of America
Al Percival (Executive VP, Director of Operations)
Jeffry Powell (Executive VP, Sales)		ANZ National Bank
Tony Rogers (Vice President, Software Development)		Christchurch
Steven Ruse (Chief Financial Officer)		New Zealand
Alessandro Sodi (Chief Executive Officer)
Share Registrar
Link Market Services Limited
Registered Office		Level 16, Brookfield House, 19 Victoria Street West, Auckland
39 West 37th Street, 8th Floor		PO Box 91976
New York, NY 10018		Auckland, 1030
United States of America
Investor Enquiries: +64 9 375 5998
Tel: +1 212 741 8181		Fax: + 64 9 375 5990
Fax: +1 212 629 8785		Email: lmsenquiries@linkmarketservices.com
US Toll Free: 1 877 454 5443		Website: www.linkmarketservices.com

Places of Business		Web Addresses
United States		www.boardbooks.com
39 West 37th Street, 8th Floor		www.boardbooks.co.nz
New York, New York 10018		www.boardbooks.com.au
www.boardbooks.co.uk
New Zealand		www.boardbooks.ca
Level 1, 49 Carlyle Street
Christchurch		2011 Reporting Calendar
New Zealand	February	2010 Annual Profit Announcement
Phone: +64 3 977 5599	March	Mailing of Annual Report for 2010 Year
	April	Annual Meeting held in NZ
London	June 30	Half Year
Egmont House	August	Announcement for Half Year result
25-31 Tavistock Place		Mailing of Half Year Report
London	December 31	End of Financial Year
WC1H 9SF
United Kingdom
Phone: +44 20 7580 8999

Canada
BCE Place – TD Canada Trust Tower
161 Bay Street, 27th Floor
Toronto, ON M5J 2S1, Canada